UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A
                                AMENDMENT NO. 1



                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported) SEPTEMBER 1, 2004

                            GALAXY ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

            COLORADO                   0-32237            98-0347827
 (State or other jurisdiction of     (Commission         (IRS Employer
         incorporation)              File Number)      Identification No.)

              1331 - 17TH STREET, SUITE 730, DENVER, COLORADO 80202
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (303) 293-2300

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)














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ITEM 8.01.    OTHER EVENTS


On August 5, 2003, Galaxy Energy Corporation ("Galaxy") entered into a Lease Option and Acquisition Agreement with Quaneco, L.L.C. ("Quaneco"). Quaneco is a privately-held oil and gas company operating primarily in the Rocky Mountain region. Under the terms of the agreement, Galaxy had an option to acquire up to 50% of Quaneco's 50% working interest in certain oil and gas leases covering approximately 214,000 gross acres in the Powder River Basin area of southern Montana. If Galaxy were to fully exercise the option, it would have acquired the working interests in approximately 53,500 net acres. The total purchase price of the option is $6,625,000, of which $3,387,500 has been paid, thereby entitling Galaxy to a 12.5% working interest.


On September 1, 2004, Galaxy determined not to increase its working interest position beyond its existing 12.5% (approximately 26,750 net acres and 2 gross wells (0.5 net wells)), so that it can focus its efforts on its coal bed methane development program in the Powder River Basin of Wyoming. Accordingly, it is not paying the balance of the option purchase price in the amount of $3,237,500, the installments of which were due September 1, 2004 and December 1, 2004. There are no penalties to Galaxy associated with this decision.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      GALAXY ENERGY CORPORATION


September 8, 2004                     By:   /s/ MARC E. BRUNER
                                         ---------------------------------------
                                            Marc E. Bruner, President













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